Exhibit 99.5
CONSENT OF PERSON NAMED AS ABOUT TO BECOME DIRECTOR
Redhook Ale Brewery, Incorporated
14300 NE 145th Street, Suite 210
Woodinville, WA 98072-6950
     The undersigned hereby consents to being named in the Joint Proxy Statement/Prospectus forming a part of this Registration Statement on Form S-4 as a person to become a director of Redhook Ale Brewery, Incorporated upon consummation of the merger described therein.

/s/ Timothy P. Boyle Timothy P. Boyle

March 26, 2008